                      LIBERTY FINANCIAL COMPANIES, INC.

               EXHIBIT 12 - Statement re Computation of Ratios
                               ($ in millions)

                                    Three Months Ended     Nine Months Ended
                                       September 30           September 30
                                   --------------------  --------------------
                                    1997        1996       1997        1996
                                   ---------  ---------  ---------  ---------

Earnings:

 Pretax income                        $47.8      $36.4     $143.5     $106.7
 Add fixed charges:
  Interest on indebtedness              5.3        5.7       16.2       17.2
 Portion of rent representing
  the interest factor                   1.0        1.1        3.1        3.2
 Preferred stock dividends              0.2        0.2        0.7        0.7
 Accretion to face value
  of redeemable convertable
  preferred stock                       0.2        0.2        0.6        0.6
                                   ---------  ---------  ---------  ---------
   Income as adjusted                 $54.5      $43.6     $164.1     $128.4
                                   =========  =========  =========  =========
Fixed charges:

 Interest on indebtedness              $5.3      $ 5.7      $16.2     $ 17.2
 Portion of rent representing
   the interest factor                  1.0        1.1        3.1        3.2
 Preferred stock dividends              0.2        0.2        0.7        0.7
 Accretion to face value of
  redeemable convertible
  preferred stock                       0.2        0.2        0.6        0.6
                                   ---------  ---------  ---------  ---------
     Total fixed charges               $6.7      $ 7.2      $20.6     $ 21.7
                                   =========  =========  =========  =========

  Ratio of earnings to fixed
   charges                             8.13x      6.06x      7.97x      5.92x
                                   =========  =========  =========  =========
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